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                                  EXHIBIT 99.1
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CONTACT:                                                   FOR IMMEDIATE RELEASE
Melvin H. Baskin, President and CEO
(937) 859-7122, x2120

George F. Sweeney
George F. Sweeney & Co./NY
(914) 967-7575

                        ROBERDS, INC. TO CLOSE ALL STORES


DAYTON, OH, May 2, 2000 -- Roberds, Inc. (NASDAQ:RBDSQ) announced today that it has ceased operations and closed all stores and distribution centers located in the Ohio and Georgia markets. All locations have temporarily closed for the purpose of conducting an inventory in preparation for a going out of business liquidation sale. Roberds has engaged a liquidator to sell the inventory in both markets. That sale is expected to begin in the near future, and conclude within 90 days.
         Roberds filed a petition for closure under the United States Bankruptcy laws today in the Southern District of Ohio.
         The West Carrollton, Ohio-based furniture retailer announced in January that it would seek protection under Chapter 11. At that time, Roberds closed properties in the Florida market, a single store in the Cincinnati, Ohio market and an operation in Buckhead, Georgia.
         "This is a very sad day for the company and its associates," said Melvin Baskin, Roberds' president and CEO. "Despite every imaginable effort, we were unable to pull out of Chapter 11 within the 90 day timetable we established in January. Associates and customers had rallied to support Roberds in the last several months. However, the inability to reach credit terms with our major vendors resulted in our inability to provide merchandise for our customers."
         Established in 1971, Roberds currently employs more than 1300 people in the Ohio and Georgia markets. The closing will affect seven locations in the Ohio region and eight in the Georgia region.
         "My immediate concern is for the more than 1300 associates and families that this will impact," continued Mr. Baskin. "Many of them have been loyal to the Roberds family since the beginning. It was their hard work and dedication which made Roberds a leader in the furniture, appliance, bedding and electronics markets for nearly 30 years. We have solicited the assistance of the states of Ohio, Indiana and Georgia to provide job search assistance for our associates."
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         Most of the store and distribution associates will be offered the opportunity to work for the liquidator during liquidation sales in both markets.
         "We cannot predict," observed Mr. Baskin, "how much cash we will generate from the going out of business sales or from the sales of our various properties. We therefore cannot predict at this time how much money will be available to pay our various creditors or whether any funds will be left for our shareholders. We are confident, however, that our current course of action is the best option available under these circumstances.
         "We will be filing monthly financial reports in the bankruptcy case, and we have asked the SEC for permission to file those monthly reports with the SEC instead of our regular quarterly and annual reports to them," said Mr. Baskin. "In light of our plan to liquidate, we expect the Nasdaq to remove our stock from the SmallCap Market, and we do not know what market, if any, will exist for our stock.
         "When Roberds first opened its doors back in 1971, we launched a new era for the furniture and appliance industry in our markets. We responded to the needs of customers and built an operation designed around customer service. With that, Roberds will leave a powerful legacy," said Mr. Baskin.


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